CARDIOVASCULAR SYSTEMS, INC. REPORTS FISCAL 2017
SECOND-QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, January 25, 2017, at 3:45 PM CT (4:45 PM ET)

•	Revenues reached $50.0 million, growing 21% compared to second quarter last year

•	Net income was $1.0 million, or $0.03 per share

•	Cash position grew $21.1 million to $79.3 million

•	Plans announced for ECLIPSE, the largest randomized coronary atherectomy trial

•	Exclusive Japanese distribution agreement signed with Medikit Co., Ltd.

St. Paul, Minn., January 25, 2017 – Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for peripheral and coronary artery disease, today reported financial results for its fiscal second quarter ended December 31, 2016.

The company’s second-quarter revenues were $50.0 million, a 21% increase from the second quarter of fiscal 2016. Coronary revenues grew 51% over last year, while peripheral revenue increased 13%.

The second-quarter gross profit margin increased to 81.7% from 80.5% in the prior-year period, driven by unit cost reductions. Operating expenses in the second quarter were 18% lower than the prior year, reflecting management’s cost realignment initiatives, timing of studies and programs, and suspension of the medical device tax. Operating expenses were lower than forecast, due to timing of expenses and reduced legal fees.

Second-quarter net income was $1.0 million, or $0.03 per share, improving $16.2 million from a net loss of $(15.2) million, or $(0.47) per share in the prior-year period. Adjusted EBITDA was positive in the quarter at $4.6 million. Cash increased $21.1 million for the quarter, due to generation of $15.9 million of cash from operations, including a $10.0 million cash payment under the Medikit distribution agreement, and $5.6 million of proceeds from financing activities, related to employee stock programs.
Scott Ward, CSI’s Chairman, President and Chief Executive Officer, said, “Our revenue gains demonstrate that we are continuing to make progress in the transformation of our sales organization that began last year. At the same time, our cost realignment initiatives are driving us toward sustainable profitability. This resulted in our first quarterly profit and substantial positive cash flow this quarter. While we still have much to do, we are encouraged by our progress to date and look forward to building on our success, as we serve the large and growing unmet medical need for treating arterial calcium.”
ECLIPSE Designed to be Largest Randomized Coronary Atherectomy Trial
In November, co-principal investigator Dr. Philippe Généreux, interventional cardiologist at Morristown Medical Center, New Jersey, and director of the Angiographic Core Laboratory at the CRF Clinical Trials Center, presented the design of CSI’s new ECLIPSE clinical trial at the Transcatheter Cardiovascular Therapeutics (TCT) conference in Washington, D.C. The trial will compare CSI’s Diamondback 360® Coronary Orbital Atherectomy System (OAS) versus conventional angioplasty, including specialty balloons, for vessel preparation prior to drug-eluting stent (DES) implantation.

Cardiovascular Systems, Inc.
January 25, 2017

“The ECLIPSE trial reflects the growing complexity of coronary artery disease, or CAD, seen in the modern-day cardiac catheterization laboratory, and will be the largest randomized clinical trial to-date to assess the use of adjunctive coronary atherectomy for calcific coronary artery disease,” said Dr. Ajay Kirtane, director of the Cardiac Catheterization Laboratories at NewYork-Presbyterian/Columbia University Irving Medical Center, and co-principal investigator of the trial.

ECLIPSE will be a prospective, multi-center, randomized clinical trial of up to 2,000 subjects performed in up to 60 sites in the United States. Half the participants will receive orbital atherectomy prior to DES implantation, while the other half will receive conventional angioplasty, including specialty balloons, followed by DES implantation. The trial will be powered to demonstrate differences in the primary endpoints of post-procedural minimal cross-sectional area (assessed by intravascular imaging in a subset of up to 400 patients), as well as in the clinical outcome of target vessel failure at one year. The trial is expected to begin enrollment in spring 2017.

Medikit to be Exclusive Distributor of Diamondback 360® Atherectomy Systems in Japan
In November, CSI signed an exclusive distribution agreement with Medikit Co., Ltd., to sell its Diamondback 360® Coronary and Peripheral OAS in Japan.

Medikit is one of the world's leading manufacturers in vascular access and interventional medical devices, especially hemodialysis and other catheters used by hospitals for coronary and peripheral interventions. Medikit’s Japanese sales channel includes 120 sales representatives selling products to over 800 hospitals that perform percutaneous coronary interventions. To secure exclusive distribution rights, Medikit made an upfront payment of $10.0 million to CSI.

In June, CSI submitted a Shonin application to Japan’s Pharmaceuticals and Medical Devices Agency (PMDA) for approval of its Diamondback 360 Coronary OAS Micro Crown to treat severely calcified coronary arteries. The company anticipates commercialization beginning in the first half of calendar 2018. CSI also expects to pursue Shonin approval for its Diamondback 360 Peripheral Orbital Atherectomy System in the near future.

Said Ward, “Japan represents the world’s second-largest market for coronary interventions, with a large patient population suffering from calcified artery disease. Physicians in Japan understand the challenges of treating these lesions and they are seeking novel tools, like orbital atherectomy, to improve clinical outcomes for their patients.”

Fiscal 2017 Third-Quarter Outlook and Commentary
Ward said, “We anticipate third-quarter progress in revenue growth for both of our atherectomy franchises as our sales organization continues to refine its resource allocation, gain experience and clinical acumen, and build physician relationships. We also expect our focus on cost management to maintain strong gross margins and allow us to achieve sustainable profitable growth in the future, though quarterly variations will occur due to timing of expenses and projects. Operating expenses benefited from that timing in second quarter; however, we are expecting an increase in the third quarter to a more normalized level.”

For the fiscal 2017 third quarter ending March 31, 2017, CSI anticipates:

•	Revenue in a range of $50.5 million to $51.5 million;

•	Gross profit as a percentage of revenues of about 81 percent;

•	Operating expenses of approximately $43.0 million;

•	Net loss in the range of $(1.2) million to $(1.8) million, or loss per common share ranging from $(0.04) to $(0.06), assuming approximately 32.6 million average shares outstanding; and

•	Positive adjusted EBITDA.

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Cardiovascular Systems, Inc.
January 25, 2017

Conference Call Today at 3:45 p.m. CT (4:45 p.m. ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal second-quarter results today, January 25, 2017, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (877) 201-0168 and enter the access number 47648849. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the events section of the company’s investor relations website, http://investors.csi360.com/Investors/Events, and click on the webcast link.

For an audio replay of the conference call, dial (855) 859-2056 and enter 47648849. The audio replay will be available beginning at 6:45 p.m. CT on Wednesday, January 25, 2107, through 10:59 p.m. CT on Wednesday, February 1, 2017.

Use of Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP.

About Peripheral Artery Disease (PAD)
As many as 18 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360® and Diamondback 360 Peripheral Orbital Atherectomy Systems, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in nearly 40% of patients undergoing a percutaneous coronary intervention (PCI). Significant calcium contributes to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted the first 510

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Cardiovascular Systems, Inc.
January 25, 2017

(k) clearance for the use of the Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the Coronary Orbital Atherectomy System. To date, over 290,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) future revenue growth, sustainable profitability, cost management and success; (ii) the ECLIPSE trial, including the anticipated timing thereof; (iii) regulatory approval of CSI’s devices in Japan; (iv) the anticipated commercialization of the Diamondback 360 Coronary OAS Micro Crown in Japan, including the anticipated timing thereof; (v) CSI’s plans to seek regulatory approval of and commercialize CSI’s Diamondback 360 Peripheral Orbital Atherectomy System in Japan; and (vi) anticipated revenue, gross profit, operating expenses, net loss and Adjusted EBITDA. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, regulatory developments in the U.S., Japan and other foreign countries; FDA and similar Japanese and other foreign clearances and approvals; approval of our products for distribution in Japan and other foreign countries; approval of products for reimbursement and the level of reimbursement in the U.S., Japan and other foreign countries; dependence on market growth; agreements with third parties to sell their products; the experience of physicians regarding the effectiveness and reliability of CSI’s products; the reluctance of physicians, hospitals and other organizations to accept new products; the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; actual clinical trial and study results; the impact of competitive products and pricing; unanticipated developments affecting our estimates regarding expenses, future revenues and capital requirements; the difficulty of successfully managing operating costs; our ability to manage our sales force strategy; our actual research and development efforts and needs; our ability to obtain and maintain intellectual property protection for product candidates; our actual financial resources and our ability to obtain additional financing; fluctuations in results and expenses based on new product introductions, sales mix, unanticipated warranty claims, and the timing of project expenditures; our ability to manage costs; investigations or litigation threatened or initiated against us; and general economic conditions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosures:

Peripheral Products
The Stealth 360® PAD System and Diamondback 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease

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Cardiovascular Systems, Inc.
January 25, 2017

(CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

Contraindications: The OAS is contraindicated when the ViperWire guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated. See the instructions for use before performing Diamondback 360 Coronary OAS procedures for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts these devices to sale by or on the order of a physician.

Micro Crown OAS
CSI has commenced its COAST Investigational Device Exemption clinical trial to evaluate the safety and effectiveness of its new micro crown orbital technology in treating coronary arteries. This new system is limited by federal law to investigational use and is currently not commercially available in the United States or Japan.

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Cardiovascular Systems, Inc.
January 25, 2017

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net revenues	$50,043	$41,392	$99,843	$85,263
Cost of goods sold	9,163	8,071	18,629	16,842
Gross profit	40,880	33,321	81,214	68,421
Expenses:
Selling, general and administrative	33,993	41,258	70,859	82,653
Research and development	5,805	7,206	11,140	14,147
Total expenses	39,798	48,464	81,999	96,800
Income (loss) from operations	1,082	(15,143)	(785)	(28,379)
Other (income) and expense, net	15	(3)	(18)	(1)
Income (loss) before income taxes	1,067	(15,140)	(767)	(28,378)
Provision for income taxes	24	23	48	46
Net income (loss)	$1,043	$(15,163)	$(815)	$(28,424)

Basic earnings per share	$0.03	$(0.47)	$(0.03)	$(0.88)
Diluted earnings per share	$0.03	$(0.47)	$(0.03)	$(0.88)

Basic weighted average shares outstanding	32,189,981	32,553,991	32,060,973	32,382,433
Diluted weighted average shares outstanding	32,804,305	32,553,991	32,060,973	32,382,433

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Cardiovascular Systems, Inc.
January 25, 2017

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	December 31,	June 30,
	2016	2016
ASSETS
Current assets
Cash and cash equivalents	$79,279	$60,638
Accounts receivable, net	25,398	23,128
Inventories	16,169	17,440
Marketable securities	721	684
Prepaid expenses and other current assets	1,382	2,992
Total current assets	122,949	104,882
Property and equipment, net	31,204	32,471
Patents, net	4,503	5,013
Other assets	64	40
Total assets	$158,720	$142,406

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$7,616	$8,506
Accrued expenses	24,762	26,993
Total current liabilities	32,378	35,499
Long-term liabilities
Deferred revenue	10,000	─
Other liabilities	4,266	6,010
Total liabilities	46,644	41,509
Commitments and contingencies
Total stockholders' equity	112,076	100,897
Total liabilities and stockholders' equity	$158,720	$142,406

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Cardiovascular Systems, Inc.
January 25, 2017

Cardiovascular Systems, Inc.
Supplemental Sales Information
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Device revenue	$46,033	$38,088	$91,884	$78,663
Other product revenue	4,010	3,304	7,959	6,600
Total revenue	$50,043	$41,392	$99,843	$85,263

PAD revenue	$37,052	$32,811	$75,266	$67,991
CAD revenue	12,991	8,581	24,577	17,272
Total revenue	$50,043	$41,392	$99,843	$85,263

New customers:
PAD	45	46	85	96
CAD	54	60	106	107

Reorder revenue %	98%	97%	98%	97%

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Cardiovascular Systems, Inc.
January 25, 2017

Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as "Adjusted EBITDA" in this release.

Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the table on the next page. In addition, an explanation of the manner in which CSI's management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management's decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table.

Cardiovascular Systems, Inc.
Adjusted EBITDA
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net income (loss)	$1,043	$(15,163)	$(815)	$(28,424)
Less: Other (income) and expense, net	15	(3)	(18)	(1)
Less: Provision for income taxes	24	23	48	46
Income (loss) from operations	1,082	(15,143)	(785)	(28,379)
Add: Stock-based compensation	2,484	3,112	5,933	7,219
Add: Depreciation and amortization	1,039	981	2,056	1,921
Adjusted EBITDA	$4,605	$(11,050)	$7,204	$(19,239)

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI's management uses Adjusted EBITDA to analyze the underlying trends in CSI's business, assess the performance of CSI's core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI's performance period over period and in relation to its competitors' operating results. Additionally, CSI's management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI's management for its financial and operational decision-making and allows investors to see CSI's results "through the eyes" of management. CSI also believes that providing this information better enables CSI's investors to understand CSI's operating performance and evaluate the methodology used by CSI's management to evaluate and measure such performance.

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

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Cardiovascular Systems, Inc.
January 25, 2017

-- Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI's management also believes that excluding this item from CSI's non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI's operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI's financial statements.

-- Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI's management to assess the core profitability of CSI's business operations. CSI's management also believes that excluding these items from CSI's non-GAAP results is useful to investors to understand CSI's operational performance, liquidity and its ability to make additional investments in the company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP. Some of the limitations associated with CSI's use of these non-GAAP financial measures are:

-- Items such as stock-based compensation do not directly affect CSI's cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI's "Adjusted EBITDA" and therefore these non-GAAP measures do not reflect the full economic effect of these items.

-- Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

-- CSI's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses. CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure.

-- CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	PadillaCRT Matt Sullivan (612) 455-1709 matt.sullivan@padillacrt.com
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